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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     -------

                                    FORM 8-K
                                     -------

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported):      June 30, 1999
                                                           ---------------------

                                  ENDOGEN, INC.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

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
         Massachusetts                              0-21354                       04-2789249
-------------------------------             ------------------------          ------------------
(State or Other Jurisdiction of             (Commission File Number)           (I.R.S. Employer
 Incorporation or Organization)                                               Identification No.)
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30 Commerce Way, Woburn, Massachusetts                      01801-1059
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(Address of Principal Executive Offices)                     (Zip Code)


Registrant's telephone number including area code:  (781) 937-0890
                                                    --------------




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ITEM 5.  OTHER EVENTS.

         On June 30, 1999, PerBio Science AB announced that it had extended its previously announced tender offer for the purchase of all of the issued and outstanding shares of Common Stock of the Registrant at a price of $3.75 per share, net to the seller in cash, until 12:00 midnight, New York City time, on Wednesday, July 7, 1999. The text of the PerBio Science press release was the following:


         "Perstorp AB subsidiary PerBio Science AB today announced that it has extended until midnight, New York City time, on Wednesday, July 7, 1999, its tender offer for all of the outstanding shares of common stock of Endogen, Inc. ("Endogen"). As of 12:00 midnight, New York City time, on Tuesday, June 29, 1999, approximately 3,040,712 shares representing approximately [88%] of the total outstanding Endogen common stock had been validly tendered and not withdrawn pursuant to the tender offer.

         "Although PerBio Science AB already has more than sufficient voting power to cause the merger of its subsidiary, Ewok Acquisition Corp., with and into Endogen, PerBio Science is extending the offer to obtain 90% of Endogen's outstanding shares (approximately, an additional 12,000 shares) so that it can effect an immediate "short form" merger under Massachusetts law. If PerBio Science AB is unable to obtain such additional shares, the merger will nevertheless be effected, but will likely take up to two months to complete. In either case, shareholders who have not tendered their shares must wait until completion of the merger transaction before they will receive payment for their shares. All shareholders, whether or not they have tendered their shares, will receive $3.75 per share for their shares. In connection with this extension, PerBio Science AB has agreed to permanently waive all of the remaining conditions to the merger."




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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  ENDOGEN, INC.



                                  By: /s/ Owen A. Dempsey
                                     --------------------
                                  Name: Owen A. Dempsey
                                  Title: President and Chief Executive Officer



Date: June 30, 1999